Exhibit 23(c)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-64880) of PPL Electric Utilities Corporation of our report dated February 2, 2004 relating to the consolidated financial statements and financial statement schedule of PPL Electric Utilities Corporation, which appears in this Form 10-K.

PricewaterhouseCoopers LLP
Philadelphia, PA
March 1, 2004